Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2007 Fourth Quarter Results

Oxford, CT — June 12, 2007 — RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter and fiscal year ended March 31, 2007.

Fourth Quarter Highlights

	Q4 Fiscal 2007		Q4 Fiscal 2006		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$81.0		$75.8		7.0%
Gross margin	$28.6		$23.3		22.4%
Gross margin%	35.2%		30.8%
Operating income	$11.5	$17.2	$12.3	$13.5	-6.7%	27.7%
Net income	$6.7	$10.4	$6.0	$6.7	12.8%	54.2%
Diluted EPS	$0.31	$0.48	$0.33	$0.38	-6.1%	26.3%

(1) Results exclude items listed in reconciliation below.

Fiscal Year Highlights

	Fiscal Year 2007		Fiscal Year 2006		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$306.1		$274.5		11.5%
Gross margin	$100.1		$82.9		20.7%
Gross margin%	32.7%		30.2%
Operating income	$51.9	$57.8	$38.6	$45.4	34.6%	27.5%
Net income	$28.5	$33.8	$12.4	$19.3	128.9%	75.1%
Diluted EPS	$1.33	$1.59	$0.76	$1.23	75.0%	29.3%

(1) Results exclude items listed in reconciliation below.

“Fiscal 2007 was a strong year for RBC Bearings,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our results were highlighted by total sales growth of over 10 percent and continued operating margin expansion. We broadened our customer base, expanded our offering and created new growth opportunities throughout the company. Our employees have done an excellent job executing and implementing our strategy, and we are well-positioned to continue our growth initiatives. As we move forward, we believe favorable industry fundamentals coupled with our focus on continuous improvement will help us to expand our market position.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2007 were $81.0 million, an increase of 7.0% from $75.8 million in the fourth quarter of fiscal 2006. Gross margin for the fourth quarter rose 22.4% to $28.6 million compared to $23.3 million for the same period last year. Gross margin as a percentage of net sales improved to 35.2% in the fourth quarter of fiscal 2007 compared to 30.8% for the same period last year.  The improvement in gross margin percentage was mainly driven by volume, mix, and continued cost reduction.

Operating income excluding stock compensation expense, Nice facility consolidation expense, Tyson facility consolidation expense, and disposal of fixed assets was $17.2 million, an increase of 27.7% compared to adjusted operating income of $13.5 million for the same period last year.  As a percentage of net sales, operating income excluding these charges was 21.2% compared to 17.8% for the same adjusted period last year.  Reported operating income, including these charges, decreased 6.7% to $11.5 million for the fourth quarter of fiscal 2007 compared to $12.3 million for the same period last year.

Interest expense, net for the fourth quarter of fiscal 2007 was $0.9 million, a decrease of $2.3 million, from $3.2 million for the same period last year. This was driven primarily by debt repayments.

Net income excluding the after-tax impact of stock compensation expense, Nice facility consolidation expense, Tyson facility consolidation expense, and disposal of fixed assets, increased 54.2% to $10.4 million compared to $6.7 million for the same adjusted period last year.  Reported net income, including these charges, was $6.7 million compared to $6.0 million in the same period last year.

Fiscal Year Results

Net sales for the fiscal year ended March 31, 2007 were $306.1 million, an increase of 11.5% from $274.5 million for the same period ended April 1, 2006.  Gross margin rose 20.7% to $100.1 million compared to $82.9 million for the same fiscal period last year.  Gross margin as a percentage of net sales improved to 32.7% for fiscal 2007 compared to 30.2% for the same period last year.  The improvement in gross margin percentage was mainly driven by volume, mix, pricing, and continued cost reduction.

For the fiscal year ended March 31, 2007, the Company reported operating income of $51.9 million compared to $38.6 million for the same period last year.  Operating income excluding stock compensation expense, non-recurring compensation expense, management service fees, Nice facility consolidation expense, gain on the sale of the Nice building, Tyson facility consolidation expense, and disposal of fixed assets increased 27.5% to $57.8 million for the fiscal year ended March 31, 2007 compared to $45.4 million for the comparable adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 18.9% for fiscal 2007 compared to 16.5% for the same adjusted period last year.

Interest expense, net for the fiscal year ended March 31, 2007 was $5.5 million, a decrease of $10.2 million, from $15.7 million for the same period last year. This was driven primarily by debt repayments.

Net income for the fiscal year ended March 31, 2007 was $28.5 million compared to net income of $12.4 million for the same period last year.  Net income excluding the after tax impact of stock compensation expense, non-recurring compensation expense, management service fees, Nice facility consolidation expense, gain on the sale of the Nice building, Tyson facility consolidation expense, disposal of fixed assets, loss on early extinguishment of debt, and the CDSOA payment, increased 75.1% to $33.8 million for fiscal 2007 compared to $19.3 million for the same adjusted period last year.

Consolidation of Tapered Bearing Manufacturing Facilities

In January 2007, the Company began the consolidation of its tapered bearing manufacturing capacity.  The Company has discontinued manufacturing tapered bearings in its Glasgow, Kentucky facility and has consolidated the manufacturing into other RBC manufacturing facilities. The consolidation is anticipated to result in gross margin improvement for this product line over the next 12 months. This consolidation resulted in a charge of approximately $5.1 million in the fourth quarter of fiscal year 2007. Approximately $2.2 million of this charge is a non-cash disposal of fixed assets.

Outlook

“As we look forward to fiscal 2008, most of the markets we serve, our business fundamentals, and our strategy remain strong. Our team is focused on generating profitable growth through volume and mix-driven margin expansion, execution on cost reduction initiatives, new product development, and strategic and accretive acquisitions that complement our current capabilities. We remain committed to delivering outstanding customer service and increasing shareholder value.”

Based on current market conditions, the Company expects financial performance in its first quarter of fiscal 2008 to be as follows:

•                  Net sales in the range of $79.0 – $80.0 million

•                  Operating income in the range of $14.0 – $14.9 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly and annual results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-510-9836 (international callers dial 617-614-3670) and enter conference call ID # 19709083.  An audio replay of the call will be available from 12:30 p.m. ET on Tuesday, June 12th, until 11:59 p.m. ET on

Friday, June 29th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 97530980.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,900 people and operates 17 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy and Steve Calk

800-281-1163

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006

Net sales	$81,039	$75,751	$306,062	$274,509
Cost of sales	52,485	52,427	205,953	191,561
Gross margin	28,554	23,324	100,109	82,948

Operating expenses:
Selling, general and administrative	11,257	9,620	42,256	41,945
Other, net	5,819	1,404	5,934	2,424
Total operating expenses	17,076	11,024	48,190	44,369

Operating income	11,478	12,300	51,919	38,579

Interest expense, net	915	3,153	5,505	15,735
Loss on early extinguishment of debt	—	—	3,576	3,771
Other non-operating expense(income)	(2)	—	(1,229)	—
Income before income taxes	10,565	9,147	44,067	19,073
Provision for income taxes	3,847	3,192	15,588	6,634
Net income	6,718	5,955	28,479	12,439

Preferred stock dividends	—	—	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Net income available to common stockholders	$6,718	$5,955	$28,479	$10,916

Net income per common share:
Basic	$0.32	$0.35	$1.38	$0.84
Diluted	$0.31	$0.33	$1.33	$0.76

Weighted average common shares:
Basic	21,153,588	16,777,522	20,579,498	12,931,185
Diluted	21,714,939	17,887,514	21,335,307	14,452,264

	Three Months Ended		Fiscal Year Ended
Reconciliation of Reported Operating Income to	March 31,	April 1,	March 31,	April 1,
Adjusted Operating Income:	2007	2006	2007	2006

Reported operating income	$11,478	$12,300	$51,919	$38,579
Stock compensation expense	255	158	766	365
Non-recurring compensation expense	—	—	—	5,200
Management service fees	—	—	—	173
Nice facility consolidation expense	—	1,024	367	1,024
Tyson facility consolidation expense	5,088	—	5,088	—
Gain on sale of Nice building	—	—	(807)	—
Disposal of fixed assets	392	(6)	513	24
Adjusted operating income	$17,213	$13,476	$57,846	$45,365

Reconciliation of Reported Net Income and	Three Months Ended		Fiscal Year Ended
Net Income Per Common Share to Adjusted Net	March 31,	April 1,	March 31,	April 1,
Income and Adjusted Net Income Per Common Share:	2007	2006	2007	2006

Reported net income	$6,718	$5,955	$28,479	$12,439
Stock compensation expense	162	103	495	238
Non-recurring compensation expense	—	—	—	3,391
Management service fees	—	—	—	113
Nice facility consolidation expense	—	667	237	668
Tyson facility consolidation expense	3,235	—	3,288	—
Gain on sale of Nice building	—	—	(522)	—
Disposal of fixed assets	249	(4)	332	16
Loss on early extinguishment of debt	—	—	2,311	2,459
CDSOA payment	(1)	—	(794)	—
Adjusted net income(1)	10,363	6,721	33,826	19,324

Preferred stock dividends	—	—	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Adjusted net income available to common stockholders(1)	$10,363	$6,721	$33,826	$17,801

Adjusted net income per common share(1):
Basic	$0.49	$0.40	$1.64	$1.38
Diluted	$0.48	$0.38	$1.59	$1.23

Weighted average common shares:
Basic	21,153,588	16,777,522	20,579,498	12,931,185
Diluted	21,714,939	17,887,514	21,335,307	14,452,264

(1) Items were tax effected at the effective tax rate.

	Three Months Ended		Fiscal Year Ended
	March 31,	April 1,	March 31,	April 1,
Segment Data, Net External Sales:	2007	2006	2007	2006

Roller bearing segment	$23,178	$25,273	$92,123	$96,466
Plain bearing segment	39,657	33,013	143,907	115,091
Ball bearing segment	12,744	13,139	50,466	46,378
Other segment	5,460	4,326	19,566	16,574
	$81,039	$75,751	$306,062	$274,509

	Three Months Ended		Fiscal Year Ended
	March 31,	April 1,	March 31,	April 1,
Selected Financial Data:	2007	2006	2007	2006

Depreciation and amortization	$2,115	$2,193	$9,646	$9,331

Cash provided by operating activities	$13,535	$11,478	$55,735	$24,642

Capital expenditures	$8,143	$2,569	$16,174	$10,341

Total debt			$59,405	$165,747

Cash on hand			$5,184	$16,126

Total debt minus cash on hand			$54,221	$149,621

Backlog			$176,578	$160,761